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                                                                    EXHIBIT 10.8


March 17, 1999


Kevin Czinger
21 Alden Road
Greenwich, CT  06831


Dear Kevin:

We are very pleased to extend you an offer to serve as the Chief Financial Officer for Intelligent Systems for Retail, Inc. ("ISR").

We at ISR believe that your skills, experience, and personal attributes will enable us to be a leader in the development of this internet commerce company.

This letter serves as an offer of employment to you from ISR. The terms of the offer supersede all prior oral and written communications between you and ISR or any representative thereof. If the terms below are acceptable, please sign and return one copy of the letter on or before Friday, March 19, 1999 to accept our offer of employment.

POSITION

Your job title will be Chief Financial Officer.

EFFECTIVE DATE

Your first date to report to work at ISR, 1241 E. Hillsdale Blvd., Suite 210, Foster City, CA 94404, will be on or before Monday, March 22, 1999.

DUTIES

You will report to Louis H. Borders, President & CEO of ISR. Your primary responsibility will be to lead the development of financial procedures and manage financial operations for ISR.

You will also be a member of the Executive Team with responsibility for determining the long term direction and goals of ISR, and for developing strategies and tactics to meet those goals, along with all other duties as assigned.



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SALARY

Your salary shall be $12,500.00 per month. This salary shall be paid bi-weekly. Your salary shall be reviewed each January on an annual basis in accordance with review procedures established by the ISR Associate Handbook.

MONTHLY ALLOWANCE

In addition, ISR will pay you $1,000.00 per month, included as part of your base salary to help cover miscellaneous monthly expenses.

INCENTIVE PLAN

You shall be granted a stock option (the "Option") to purchase 600,000 shares of ISR's common stock at an exercise price based on ISR's fair market value, which will be determined by the Board of Directors as of your employment commencement date. This Option will be an incentive stock option to the extent permitted under the IRS rules and a nonstatutory stock option as to any remaining shares. The Option shall be immediately exercisable but the purchased shares will be subject to repurchase by ISR at the exercise price in the event that your service terminates before you vest in the shares. As to 500,000 shares of the Option, these shares shall vest at the rate of 25% of the shares subject to Option at the end of twelve months following your employment commencement date (the "Commencement Date") and at the rate of 6.25% of the shares subject to Option each three months thereafter so that such 500,000 shares shall be vested after four years, subject to your continued full-time employment with the Company as of each vesting date. The remaining 100,000 shares of the Option shall vest at the rate of 25,000 shares at the end of each three months following the fourth anniversary of your Commencement Date, subject to your continued full-time employment with the Company as of each such dates. Except as specified herein, the Option is in all respects subject to the terms and conditions of the 1997 Stock Plan (the "Stock Plan") and standard form of option agreement (the "Option Agreement").

In addition, you may elect to purchase up to one million dollars worth of ISR Series C Preferred Stock at $6.97 per share, subject to any required approvals from ISR's stockholders that may be required to authorize such stock and waive existing rights of first refusal with respect to such shares (collectively, the "Stockholder Approval"). ISR agrees to use its best efforts to obtain Stockholder Approval. You must exercise your right to purchase the ISR Series C Preferred Stock within 60 days of your Commencement Date. ISR shall seek to obtain the Stockholder Approval within 30 days of the date that your election to purchase such shares is received. In the event that the Stockholder Approval is not obtained within such 30 day period, you shall instead have the right to purchase up to 143,472 shares (as adjusted for stock splits and like events) of the series of ISR preferred stock which is issued in the Company's next round of preferred stock financing or up to 143,472 shares (as adjusted for stock



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splits and like events) of ISR common stock in the Company's initial public offering, whichever event occurs first. These shares shall be fully vested on the purchase date.

In addition, you may elect to purchase up to 150,000 shares (as adjusted for stock splits and like events) of the series of ISR preferred stock which is issued in the Company's next round of preferred stock financing or up to 150,000 shares (as adjusted for stock splits and like events) of ISR common stock in the Company's initial public offering, whichever event occurs first.
These shares shall be fully vested on the purchase date.

Any purchase by you of shares in ISR's next round of financing or initial public offering shall be at the same price as that paid by the other investors and shall close at the same time as the closing for the other investors.

BENEFITS

You will receive the standard benefits for full-time Associates at ISR. These standard benefits are listed and explained in the ISR Associate Handbook, administered via TriNet Employer Group. A copy of the policies and benefits section of the handbook will be provided for your information.

In addition, ISR makes available a 401(k) plan to all employees at the beginning of the month following Employee's date of hire. Eligible Employees may elect to contribute up to 15% of their salary to the 401(k) plan, subject to the legal maximum per year. ISR will match 100% of the first $500 and 25% thereafter up to a maximum employer match of $2,000 per year of qualifying Employee contributions. Further details will be provided in the 401(k) Plan Handbook at the time of enrollment.

RELOCATION ALLOWANCE

You will receive a relocation allowance of up to $50,000 to cover the costs of your relocation to California. This relocation allowance shall not exceed $50,000 and will be paid upon the presentation of actual receipts. In addition, ISR will pay for all of your personal transportation and lodging costs up to your first 90 days of Employment.

NON-DISCRIMINATION

ISR is an equal-opportunity employer, and will not discriminate against its employees or applicants in any employment decision or practice because of race, color, religion, sex, national origin, marital status, pregnancy, age, ancestry, physical handicaps, or medical condition.

PROPRIETARY INFORMATION

You will be required, as a condition of employment, to sign a Proprietary Information Agreement. A sample Proprietary Information Agreement is attached hereto.



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OUTSIDE WORK

All ISR Associates are expected to devote their full energies, efforts, and abilities to their employment. Accordingly, full-time Associates are not permitted to accept outside employment on a full-time or part-time basis without first obtaining their supervisor's written approval.

AT-WILL EMPLOYMENT

The relationship between you and ISR will be for an unspecified term and will be considered at will. No employment contract is created by the existence of any policy, rule or procedure in the ISR Associate Handbook, any ISR document, or any verbal statements made to you by representatives of ISR. Consequently, the employment relationship between you and ISR can be terminated at will, either by you or ISR, with or without Cause or advance notice.

In the event that your employment with ISR is terminated without Cause, ISR agrees that, as severance, you will receive a lump sum payment equal to six months of your then current salary and the benefits listed in the ISR Associate Handbook ("Benefits") for a six-month period following your termination date. In addition to this six month severance package, you will continue to receive full salary and Benefits for a period of up to another six months or until subsequent employment is obtained. In addition, in the event that you are Involuntarily Terminated, the unvested portion of the Option shall vest and become exercisable to an additional extent as though you had remained employed for a period of 12 months following such termination.

Cause shall mean (i) the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure of confidential information or trade secrets of ISR that adversely affects the business or affairs of ISR in a material manner or (ii) any other intentional misconduct that adversely affects the business or affairs of ISR in a material manner or (iii) your use of narcotics, liquor or illicit drugs which has a detrimental effect on your ability to perform your employment responsibilities as determined by ISR's Board of directors.

Involuntary Termination shall mean a termination without Cause by ISR or a successor company or your resignation of service by reason of:

(i) the assignment to you of any duties materially inconsistent with your current position, duties, responsibilities or status with the Company, or a material change or a substantial diminution in your then current authority, reporting responsibilities, titles or offices.

(ii) a reduction by the Company in your base salary, unless such reduction is part of and consistent with a good faith management-wide or Company-wide cost cutting



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program, and then only if the percentage of your reduction is not materially different than that of other management.

(iii) a relocation of you to an office located anywhere other than within fifty
(50) miles of your primary residence or away from the Company's executive offices, except for required travel on the business of the Company or any of its subsidiaries to an extent substantially consistent with your then current business travel obligations;

(iv) the failure by the Company or any of its subsidiaries to continue in effect any compensation plan or benefit plan provided by the Company or any of its subsidiaries in which you are then participating, unless there shall have been instituted a replacement or substitute plan providing comparable benefits or unless such failure is part of and consistent with a good faith benefit discontinuance applicable to all of the management personnel of the Company.

(v) the failure of the Company to obtain (and deliver to you) an agreement from any successor to the Company to assume and agree to perform this Agreement. The Company shall use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the businesses or assets of the Company to expressly assume and agree to perform this Agreement; or

(vi) the material breach by the Company of any material provision of this offer of employment that remains uncured for thirty (30) days after written notice thereof has been given by you to the Company.

PERSONNEL POLICIES

ISR has an Associate Handbook. The policies in the Associate Handbook govern the relationship between ISR and its Associates. The policies are hereby incorporated by reference. Acceptance of this offer binds the offeree to follow the policies.

This offer is contingent on compliance with the Immigration Reform and Control Act of 1986, which requires the company to verify that each employee hired is legally entitled to work in the United States. Enclosed is a copy of the Employment Verification form I-9, with instructions, as required by such act. Please review and execute this document and be prepared to bring the appropriate documentation on the day you first report to work.



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We look forward to your favorable consideration of this offer and to the commencement of a long and rewarding relationship.

Sincerely,

/s/ LOUIS H. BORDERS

Louis Borders
ISR, President & CEO



I hereby acknowledge that I have reviewed the terms and conditions of this offer of employment and have had the opportunity to consult with counsel. I hereby accept the offer of employment upon the terms and conditions contained in this letter.



Accepted: /s/ KEVIN R. CZINGER                    Date: 18 March, 1999
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          Kevin Czinger



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